Exhibit 2

FOR IMMEDIATE RELEASE – CALGARY, ALBERTA – MAY 19, 2004

BAYTEX ENERGY TRUST FILES ITS RENEWAL ANNUAL INFORMATION FORM

Baytex Energy Trust. (TSX-BTE.UN) (“Baytex”) today filed its Renewal Annual Information Form which includes Baytex’s reserves data and other oil and gas information for the year ended December 31, 2003 as mandated by National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities of the Canadian Securities Administrators.  Copies of Baytex’s Renewal Annual Information Form may be obtained on www.sedar.com or www.baytex.ab.ca.

Baytex Energy Trust is a conventional oil and gas income trust focused on maintaining its production and asset base through internal property development and delivering consistent returns to its unitholders.  Trust units of Baytex are traded on the Toronto Stock Exchange under the symbol BTE.UN.

For further information please contact:

Baytex Energy Trust
Ray Chan, President and C.E.O.	Telephone:	(403) 267-0715

Dan Belot, Vice-President, Finance and C.F.O.	Telephone:	(403) 267-0784

Toll Free Number: 1-800-524-5521
Website: www.baytex.ab.ca